Exhibit 99.1

FOR IMMEDIATE RELEASE	Bel Fuse Inc. 206 Van Vorst Street Jersey City, NJ 07302 www.belfuse.com tel 201.432.0463 fax 201.432.9542
Investor Contact: Neil Berkman Associates (310) 477-3118 info@berkmanassociates.com	Company Contact: Daniel Bernstein President & CEO (201) 432-0463

Bel Reports Fourth Quarter and 2012 Results

JERSEY CITY, New Jersey, February 14, 2013 -- Bel Fuse Inc. (NASDAQ:BELFA and NASDAQ:BELFB) today announced preliminary unaudited financial results for the fourth quarter and 2012.

Highlights
●
For the fourth quarter of 2012, sales increased 4.5% to $71.8 million compared to $68.6 million for the fourth quarter of 2011.  For 2012, sales decreased 2.9% to $286.6 million compared to $295.1 million for 2011.

●
For the fourth quarter of 2012, the GAAP net loss was $2.5 million, or $0.21 per Class A share and $0.22 per Class B share, compared to GAAP net earnings of $82,000, or $0.00 per Class A share and $0.01 per Class B share, for the fourth quarter of 2011.  For 2012, GAAP net earnings were $2.4 million, or $0.17 per diluted Class A share and $0.21 per diluted Class B share, compared with GAAP net earnings of $3.8 million, or $0.28 per diluted Class A share and $0.33 per diluted Class B share, for 2011

●	Restructuring charges of $3.1 million for the fourth quarter of 2012 and $5.2 million for 2012 are expected to result in annual operating cost reductions of about $5.6 million beginning in 2013.
●
For the fourth quarter of 2012, non-GAAP net earnings which excludes restructuring charges, acquisition costs and other charges increased to $979,000, compared to non-GAAP net earnings which excludes restructuring charges, litigation charges and other charges for the fourth quarter of 2011 of $395,000.  For 2012, non-GAAP net earnings rose to $7,365,000 compared to $7,085,000 for 2011.

●	The acquisitions of Gigacom Interconnect, Fibreco Limited and Powerbox Italy completed in 2012 advance Bel's strategy to focus on sales of higher margin, non-commodity products.
●
Bel agreed to acquire the Transpower magnetics business of TE Connectivity, which had 2012 sales of about $75 million.  Expected to close in the first quarter of 2013, this acquisition will solidify Bel's position as a world leader in integrated connector modules (ICMs).

●
Purchased 279,000 Class B common shares (for an aggregate cost of $4.9 million) in the fourth quarter of 2012 and 369,000 Class B common shares (for an aggregate cost of $6.6 million) for all of 2012 under the $10 million common share buyback program authorized by the Board in July 2012.

CEO comments
Daniel Bernstein, Bel's President and CEO, said, "In 2012, we made substantial progress implementing our strategy to improve Bel's short and long-term growth in revenue and profitability.
"Our first step was to immediately improve Bel's competitiveness and profitability in our existing products.  The restructuring program we completed in 2012 was designed to reduce operating expenses by about $5.6 million annually, beginning in 2013.  Our GAAP net loss for the fourth quarter of 2012 primarily reflects the costs of this restructuring.  On a non-GAAP basis, excluding costs detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, net earnings for the fourth quarter of 2012 more than doubled versus the same quarter last year.
"We also agreed to acquire, for approximately $22.4 million in cash, the Transpower magnetics business of TE Connectivity, which had 2012 sales of approximately $75 million and is expected to be accretive to Bel's earnings following the anticipated closing of the transaction by the end of the first quarter of 2013.  Included in this acquisition are ICM products, including RJ45, 10/100 Gigabit, 10G, PoE/PoE+, MRJ21, RJ.5, a line of modules for smart-grid applications and discrete magnetics.

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Bel Reports Fourth Quarter and 2012 Results
February 14, 2013
Page Two

We expect this expanded product line will double our sales of ICMs and related components, enabling us to further improve Bel's cost structure and enhance our competitive position in the market for ICM-related components.  At closing, Bel will also receive a license to produce ICM products using TE's planar embedded magnetics technology.
"Our next step was to add product lines which have the potential for significant growth over the next two to three years.  A key component of this plan was our recent acquisition of Milan-based Powerbox, which is intended to add established AC-DC products to our existing power portfolio.  In addition to established products, the Powerbox acquisition provides Bel with valuable design and manufacturing capabilities which will supplement our skill sets in Europe, China and the United States.  We believe that  over the next few years, the AC-DC power transformer business can grow, through our current customer base, to over $30 million of annual revenue.
"The third stage of our growth plan includes development of fiber optic products which we believe will become an industry standard for aerospace military markets over a three to five-year horizon.  Two small but important acquisitions completed in 2012 set the foundation for this initiative, and also contributed to sales growth in the fourth quarter of 2012.  U.K.-based Fibreco and Gigacom Interconnect AB have now been integrated into Bel's Cinch Connectors business.  We believe the combination of Fibreco's broad range of expanded beam fiber-based connectors and Gigacom's expanded beam EBOSATM products will enable Cinch to be a leader in fiber connector technology.  Because of the quality, reliability and weight benefits of fiber products in comparison to copper components currently being used in the aerospace and military markets, we see significant growth opportunities in this area. The mil/aerospace market can represent as much as a third of Bel's total sales within five years.
"Taken together, these actions have set a clear strategy for the Company over the next five years."

Fourth Quarter Results
For the three months ended December 31, 2012, net sales increased to $71,752,000 compared to $68,642,000 for the fourth quarter of 2011, reflecting the contributions of the acquired businesses as well as higher sales of magnetics and circuit products, partially offset by lower modular product sales.  Cost of sales decreased to 84.3% of sales for the fourth quarter of 2012, compared to 85.1% of sales for the fourth quarter of 2011.
The operating loss for the fourth quarter of 2012 was $3,117,000, compared to operating income for the fourth quarter of 2011 of $1,084,000.  Excluding costs detailed in the table reconciling GAAP to non-GAAP financial measures included in this release, non-GAAP operating income was $928,000 for the fourth quarter of 2012, compared to $1,301,000 for the fourth quarter of 2011.
The net loss for the fourth quarter of 2012 included an income tax benefit of $688,000, the result of pre-tax losses during the quarter.  For the fourth quarter of 2011, income tax expense was $1,078,000.
The net loss for the fourth quarter of 2012 was $2,537,000, compared to net earnings for the fourth quarter of 2011 of $82,000.
Excluding the charges detailed in the table reconciling GAAP to non-GAAP financial measures mentioned above, non-GAAP net earnings for the fourth quarter of 2012 were $979,000.  This compares to non-GAAP net earnings for the fourth quarter of 2011, excluding charges detailed in the reconciliation table, of $395,000.
The net loss per Class A common share for the fourth quarter of 2012 was $0.21, compared to net earnings per diluted Class A common share of $0.00 for the fourth quarter of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class A common share were $0.08 for the fourth quarter of 2012, compared to $0.10 for the fourth quarter of 2011.
The net loss per Class B common share was $0.22 for the fourth quarter of 2012, compared to net earnings per diluted Class B common share of $0.01 for the fourth quarter of 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.09 for the fourth quarter of 2012, compared to $0.11 for the fourth quarter of 2011.

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Bel Reports Fourth Quarter and 2012 Results
February 14, 2013
Page Three

Balance Sheet Data
As of December 31, 2012, Bel reported working capital of $144,748,000, including cash, cash equivalents and marketable securities of $71,264,000, a current ratio of 4.1-to-1, total long-term obligations of $13,439,000, and stockholders' equity of $215,391,000.  In comparison, at December 31, 2011, Bel reported working capital of $165,264,000, including cash, cash equivalents, and marketable securities of $93,972,000, a current ratio of 4.9-to-1, total long-term obligations of $13,406,000, and stockholders' equity of $221,080,000.

Twelve Month Results
For the twelve months ended December 31, 2012, net sales decreased to $286,594,000 compared to $295,121,000 for 2011. Net earnings for 2012 were $2,402,000, compared to net earnings for 2011 of $3,764,000.
Net earnings per diluted Class A common share for 2012 were $0.17, compared to $0.28 for 2011.  Adjusted to exclude various amounts, detailed in the reconciliation table included in this release, non-GAAP net earnings per diluted Class A common share were $0.58 for 2012, compared to non-GAAP net earnings per diluted share of $0.56 for 2011.
Net earnings per diluted Class B common share for 2012 were $0.21, compared to $0.33 for 2011.  Adjusted to exclude the amounts referenced above, non-GAAP net earnings per diluted Class B common share were $0.63 for 2012, compared to $0.61 for 2011.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today.  To participate in the call, dial (720) 545-0088, conference ID #88040702.  A simultaneous webcast is available from the Investors link under the "About Bel" tab at www.BelFuse.com.  The webcast will be available for replay for a period of 20 days at this same Internet address.  For a telephone replay, dial (404) 537-3406, conference ID #88040702, after 2:00 p.m. EST.

About Bel
Bel (www.belfuse.com) and its divisions are primarily engaged in the design, manufacture, and sale of products used in networking, telecommunications, high-speed data transmission, commercial aerospace, military, transportation, and consumer electronics.  Products include magnetics (discrete components, power transformers and MagJack® connectors with integrated magnetics), modules (DC-DC converters and AC-DC power supplies, integrated analog front-end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (micro, circular and filtered D-Sub connectors, fiber optic connectors, passive jacks, plugs and high-speed cable assemblies).  The Company operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this press release, the matters discussed in this press release (including the statements regarding the future impact of restructuring charges taken during 2012; the timing of the closing of the acquisition of the Transpower magnetics business of TE Connectivity and the parties' abilities to satisfy all conditions of closing with respect to that acquisition; the impact of that acquisition on Bel's ICM sales and business, on Bel's cost structure and on Bel's competitive position; the expected accretive nature of that acquisition; the impact of the Powerbox acquisition on the future growth of Bel's AC-DC power transformer business; the  future revenues of Bel's AC-DC power transformer business; the potential contribution of fiber optic products to Bel's future operating results; the potential growth in Bel's sales to the aerospace market; the anticipated effects of the three aspects of Bel's growth plan on  Bel's ability to achieve near-term improvements in profitability, on Bel's competitive position in high-volume commodity components, on Bel's technology base and on Bel's ability to expand its portfolio of non-commodity technologically advanced components; and the potential for non-commodity technologically advanced components to become the primary drivers of Bel's future sales and earnings) are forward-looking statements that involve risks and uncertainties.  Actual results could differ materially from Bel's projections.  Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers; the continuing viability of sectors that rely on our products; the effects of business and economic conditions; difficulties associated with integrating recently acquired companies; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; risks associated with foreign currencies; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products; and the risk factors detailed from time to time in the Company's SEC reports.  In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward looking statements.

                                                                            (tables attached)

BEL FUSE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

	(unaudited)		(unaudited)

Net sales	$71,752	$68,642	$286,594	$295,121

Costs and expenses:
Cost of sales	60,505	58,384	240,092	244,749
Selling, general and administrative	11,207	8,957	39,343	39,284
Litigation charges	--	--	26	3,471
Restructuring charges	3,085	314	5,245	314
Loss (gain) on disposal of property, plant and equipment	72	(97)	183	(93)

Total costs and expenses	74,869	67,558	284,889	287,725

(Loss) income from operations	(3,117)	1,084	1,705	7,396
(Loss) gain on investment	(142)	--	(917)	119
Interest expense	(14)	--	(16)	--
Interest income and other, net	48	76	266	357

(Loss) earnings before (benefit) provision for income taxes	(3,225)	1,160	1,038	7,872
(Benefit) provision for income taxes	(688)	1,078	(1,364)	4,108

Net (loss) earnings	$(2,537)	$82	$2,402	$3,764

(Loss) earnings per Class A common share - basic and diluted	$(0.21)	$0.00	$0.17	$0.28

Weighted average Class A common shares outstanding
- basic and diluted	2,175	2,175	2,175	2,175

(Loss) earnings per Class B common share - basic and diluted	$(0.22)	$0.01	$0.21	$0.33

Weighted average Class B common shares outstanding
- basic and diluted	9,493	9,637	9,625	9,598

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(000s omitted)

	Dec. 31,	Dec. 31,		Dec. 31,	Dec. 31,
ASSETS	2012	2011	LIABILITIES & EQUITY	2012	2011
	(unaudited)	(unaudited)		(unaudited)	(unaudited)

Current assets	$191,136	$207,689	Current liabilities	$46,388	$42,425
Property, plant
& equipment, net	34,988	39,414	Noncurrent liabilities	13,439	13,406
Goodwill and intangibles	35,181	15,040
Other assets	13,913	14,768	Stockholders' equity	215,391	221,080

Total Assets	$275,218	$276,911	Total Liabilities & Equity	$275,218	$276,911

BEL FUSE INC. AND SUBSIDIARIES
NON-GAAP MEASURES (unaudited)
(000s omitted, except for per share data)

	Three Months Ended December 31, 2012				Twelve Months Ended December 31, 2012
	Income (loss) from operations	Net (loss) earnings(2)	Net (loss) earnings per Class A common share - diluted(3)	Net (loss) earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$(3,117)	$(2,537)	$(0.21)	$(0.22)	$1,705	$2,402	$0.17	$0.21
Restructuring charges,
severance and reorganization costs	3,381	2,171	0.18	0.19	6,075	4,067	0.33	0.35
Storm clean-up and damage to
property, plant and equipment	341	211	0.02	0.02	341	211	0.02	0.02
Gain on other disposals
of property, plant and equipment	(202)	(180)	(0.01)	(0.02)	(91)	(111)	(0.01)	(0.01)
Acquisition-related costs	525	556	0.05	0.05	1,283	1,026	0.08	0.09
Impairment of Pulse shares, net of income tax	--	382	0.03	0.03	--	863	0.07	0.07
Expiration of tax statutes of
limitations and R&D credit, net	--	376	0.03	0.03	--	(1,093)	(0.09)	(0.09)

Non-GAAP measures(1)	$928	$979	$0.08	$0.09	$9,313	$7,365	$0.58	$0.63

	Three Months Ended December 31, 2011				Twelve Months Ended December 31, 2011
	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)	Income from operations	Net earnings(2)	Net earnings per Class A common share - diluted(3)	Net earnings per Class B common share - diluted(3)

GAAP measures	$1,084	$82	$0.00	$0.01	$7,396	$3,764	$0.28	$0.33
Restructuring charges, severance
and reorganization costs	314	234	--	--	449	326	0.03	0.03
Litigation charges, net	--	139	0.02	0.02	3,071	2,961	0.24	0.25
Costs associated with Pulse proxy initiative	--	--	--	--	267	166	0.01	0.01
Gain on sale of property, plant and equipment	(97)	(60)	--	--	(93)	(58)	--	--
Gain on sale of Pulse shares, net of tax	--	--	--	--	--	(74)	(0.01)	(0.01)

Non-GAAP measures(1)	$1,301	$395	$0.10	$0.11	$11,090	$7,085	$0.56	$0.61

(1)      The non-GAAP measures presented above are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP").  These measures should not be considered a substitute for, and the reader should also consider, (loss) income from operations, net (loss) earnings, (loss) earnings per share and other measures of performance as defined by GAAP as indicators of our performance or profitability. Our non-GAAP measures may not be comparable to other similarly-titled captions of other companies due to differences in the method of calculation.
Based upon discussions with investors and analysts, we believe that the reader's understanding of Bel's performance and profitability is enhanced by reference to these non-GAAP measures. Removal of amounts such as charges for restructuring, severance, reorganization, losses on the disposal of property, plant and equipment, costs related to Hurricane Sandy and acquisition-related costs facilitates comparison of our results among reporting periods. We believe that such amounts are not reflective of the relevant business in the period in which the charge is recorded for accounting purposes.

(2)      Net of income tax at effective rate in the applicable tax jurisdiction.

(3)      Individual amounts of net (loss) earnings per share may not agree to the total due to rounding.